Exhibit 1A-6.E

Exhibit E – Advisory Agreement

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

INVESTMENT ADVISORY AGREEMENT

This AGREEMENT is made and entered into this ___ day of _____________, 2018, by and between Tuscan Gardens Senior Living Communities, Inc., a Florida corporation (“Company”), and Tuscan Gardens Advisors, LLC, a Florida limited liability company (“Advisor”), herein referred to individually as the “Party” and collectively as the “Parties.”

WHEREAS, Tuscan Gardens Senior Living Communities, Inc. (the “Company”) is a recently formed Florida corporation organized on July 20, 2018 for the purpose of acquiring, developing, owning and disposing of multiple senior housing communities with experienced senior housing operators. The Company expects to acquire interest in each property indirectly through a limited liability company (a “Holdco”) for each Community or Communities owned by such Holdco; and

WHEREAS, the business of the Company shall be to invest in entities which acquire and/or develop senior housing communities consisting of independent living, assisted living and/or memory care for approximately fifty (50) to two-hundred and fifty (250) residents (collectively the “Company Properties”), and ultimately to own and/or operate or sell the Company Properties; and

WHEREAS, Company desires to obtain expertise in the processes and capital allocation decisions associated with investments in Senior Living; and

WHEREAS, Advisor has been formed as an affiliated company for the purpose of providing expertise to Company in the field of acquiring, developing, and disposing of Senior Living Communities; and

WHEREAS, the Parties desire to contract with each other for the purpose of providing Advisor’s expertise to Company.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

1.	Definitions.
a.	“Community” means an individual luxurious senior housing facility consisting of independent living, assisted living and/or memory care for approximately fifty (50) to two-hundred and fifty (250) residents.
b.	“Disposition (Dispose)” means any sale, assignment, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).
c.	“Holdco” means a limited liability company for each Community or Communities owned by the Company through which the Company expects to indirectly acquire interest in each property.
d.	“Net Disposition Proceeds” means, with respect to any asset of the Company or its affiliates, or portion thereof, the proceeds, if any, with respect to the sale, refinancing, redemption or other disposition of such asset, or portion thereof (including such amounts received in distributions from an Holdco), net of any costs and expenses, including the repayment of indebtedness, incurred in connection with such sale, refinancing, redemption or other disposition and after setting aside appropriate reserves, all as determined in good faith by the Manager.

2.	Scope of Engagement.
a.	The Company authorizes Advisor to provide oversight of the Company’s acquisitions, developments, financing, and disposition activities, including, without limitation, the negotiation and execution of all agreements pertaining to development, acquisition, financing, and disposition of the Company’s assets.
b.	The Company hereby appoints the Advisor as an Investment Advisor to perform the services hereinafter described, and the Advisor accepts such appointment. The Advisor shall be responsible for the investment and reinvestment of those assets of the Company designated by the Company to be subject to the Advisor’s management (which assets, together with all additions, substitutions and/or alterations thereto are hereinafter referred to as the “Assets” or “Account”);
c.	The Company agrees to provide information and/or documentation requested by Advisor in furtherance of this Agreement as pertains to Company’s investment objectives, needs and goals, and to keep Advisor informed of any changes regarding same. The Company acknowledges that Advisor cannot adequately perform its services for the Company unless the Company diligently performs its responsibilities under this Agreement. Advisor shall not be required to verify any information obtained from the Company, Company’s attorney, accountant or other professionals, and is expressly authorized to rely thereon; and

1 of 4

d.	Company authorizes Advisor to respond to inquiries from, and communicate and share information with, Company’s attorney, accountant, and other professionals to the extent necessary in furtherance of Advisor services under this agreement; and
e.	Company acknowledges and understands that the service to be provided by Advisor under this Agreement is limited to the management of the Assets and does not include financial planning or any other related or unrelated services.

3.	Advisor Compensation. The Advisor will receive the following compensation for its services:

a.	Acquisition Fees. The Company will cause each respective Holdco to pay the Advisor acquisition fees (the “Acquisition Fees”) for the selection, purchase, underwriting, financing, development or construction of the Communities equal to three (3.0%) percent of the Company’s prorata percentage of total Holdco preferred ownership interests multiplied by estimated Total Project Costs, as defined herein, upon the acquisition of each Community. In the event the Acquisition Fees are paid to the Advisor in connection with any Community that is not ultimately acquired by the Company, such Acquisition Fees shall be promptly repaid by the Advisor to the Company.
b.	Financial Guarantee Fee. The Company will cause each respective Holdco to pay the Advisor, on a monthly basis, an annual Guarantee Fee (the “Financial Guarantee Fee”) equal to three quarters of one (0.75%) percent of the guaranteed amounts under total aggregate financing (“Guaranteed Amount”) for each Community for which Advisor or its affiliate provides financial or carve-out guarantees. The Company will pay the Advisor the Financial Guarantee Fee earned with respect to the Guaranteed Amount upon the execution of guarantees by Advisor or its affiliates at each Community. In the event the Financial Guarantee Fee is paid to the Advisor in connection with any Community that is not ultimately developed or acquired by the Company, such Financial Guarantee Fee shall be promptly repaid by the Advisor to the Company. These amounts are expected to be funded with working capital reserves established with Net Offering Proceeds prior to such time as the Company receives distributions from the Holdcos in amounts sufficient to pay such fees. As used herein, “Breakeven Cash Flow” means the amount of net cash flow from the operations of a Community necessary to meet any capital expenditure reserve payments and all principal and interest debt service payments.
c.	Disposition Fees. The Company will cause each respective Holdco to pay the Advisor disposition fees (the “Disposition Fees”) for the disposition, recapitalization, or sale of Communities equal to three (3.0%) percent of the Company’s prorata percentage of total Holdco preferred ownership interests multiplied by the actual selling price or recapitalized amount, as defined herein, upon the sale or recapitalization of each Community. In the event the Disposition Fees are paid to the Advisor in connection with any Community that is not ultimately sold or recapitalized by the Company, such Disposition Fees shall be promptly repaid by the Advisor to the Company.
d.	Reimbursement of Advisor Operating Expenses. The Company will cause each respective Holdco to pay the Advisor and its Affiliates, as applicable, for Advisor’s ongoing operating expenses incurred on behalf of the Company, the Holdcos or their affiliates. These amounts are expected to be funded with working capital reserves established with Offering proceeds prior to such time as the Company receives distributions from the Holdcos in amounts sufficient to pay such operating expenses. These amounts are estimated to be two (2.0%) percent of the Company’s prorata percentage of total Holdco preferred ownership interests multiplied by Total Project Costs.

4.            Risk Acknowledgment. Advisor does not guarantee the future performance of the Account or any specific level of performance, the success of any investment decision or strategy that Advisor may use, or the success of Advisor’s overall management of the Account. Company understands that investment decisions made for the Account by Advisor are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

5.            Directions to the Advisor. All directions by the Company to the Advisor (including notices, instructions, directions relating to changes in the Company’s investment objectives) may be in verbal or by email (email notification). The Advisor shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

6.            Advisor Liability. The Advisor, acting in good faith, shall not be liable for any action, omission, investment recommendation/decision, or loss in connection with this Agreement including, but not limited to, the investment of the Assets, or the acts and/or omissions of other professionals or third-party service providers recommended to the Company by the Advisor, including a broker-dealer and/or custodian. If the Account contains only a portion of the Company’s total assets, Advisor shall only be responsible for those assets that the Company has designated to be the subject of the Advisor’s investment management services under this Agreement without consideration to those additional assets not so designated by the Company.

If, during the term of this Agreement, the Advisor purchases specific individual securities for the Account at the direction of the Company (i.e. the request to purchase was initiated solely by the Company), the Company acknowledges that the Advisor shall do so as an accommodation only, and that the Company shall maintain exclusive ongoing responsibility for monitoring any and all such individual securities, and the disposition thereof. Correspondingly, the Company further acknowledges and agrees that the Advisor shall not have any responsibility for the performance of any and all such securities, regardless of whether any such security is reflected on any quarterly account reports prepared by Advisor.

2 of 4

The Company acknowledges that investments have varying degrees of financial risk, and that Advisor shall not be responsible for any adverse financial consequences to the Account resulting from any investment that, at the time made, was consistent with the Company’s investment objectives.

7.            Reports. Advisor and/or Account custodian shall provide Company with periodic reports for the Account. In the event that the Advisor provides supplemental Account reports which include assets for which the Advisor does not have discretionary investment management authority, the Company acknowledges the reporting is provided as an accommodation only, and does not include investment management, review, or monitoring services, nor investment recommendations or advice. As such, the Company, and not the Advisor shall be exclusively responsible for the investment performance of any such assets or accounts. In the event the Company desires that the Advisor provide investment management services with respect to any such assets or accounts, the Company may engage the Advisor to do so for a separate and additional fee.

8.            Termination. This Agreement will continue in effect until terminated by either party by written sixty (60) day notice to the other (email notice will not suffice), which written notice must be signed by the terminating party. Termination of this Agreement will not affect (i) the validity of any action previously taken by Advisor under this Agreement; (ii) liabilities or obligations of the parties from transactions initiated before termination of this Agreement; or (iii) Company’s obligation to pay advisory fees (prorated through the date of termination). Upon the termination of this Agreement, Advisor will have no obligation to recommend or take any action with regard to the securities, cash or other investments in the Account.

9.            Assignment. This Agreement may not be assigned (within the meaning of the Advisors Act) by either the Company or the Advisor without the prior written consent of the other party. The Company acknowledges and agrees that transactions that do not result in a change of actual control or management of the Advisor shall not be considered an assignment pursuant to Rule 202(a)(1)-1 under the Investment Advisors Act of 1940, and/or relevant state law.

10.          Non-Exclusive Management. Advisor, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other Companies, as the Advisor does for the Account. Company expressly acknowledges and understands that Advisor shall be free to render investment advice to others and that Advisor does not make its investment management services available exclusively to Company. Nothing in this Agreement shall impose upon the Advisor any obligation to purchase or sell, or to recommend for purchase or sale, for the Account any security which the Advisor, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other Company, if in the reasonable opinion of the Advisor such investment would be unsuitable for the Account or if the Advisor determines in the best interest of the Account it would be impractical or undesirable.

11.          Death or Disability. The death, disability or incompetency of Company will not terminate or change the terms of this Agreement. However, Company’s executor, guardian, attorney-in-fact or other authorized representative may terminate this Agreement by giving written notice to Advisor. Company recognizes that the custodian may not permit any further Account transactions until such time as any documentation required is provided by the custodian.

12.          Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. In the event of a dispute regarding this Agreement or the respective rights of the parties hereunder, the parties agree to submit such dispute exclusively to binding arbitration in Orlando, Florida before an arbitration panel consisting of three professional arbitrators with each of two arbitrators selected by the parties and the final third arbitrator selected by the selected two arbitrators. Any such arbitration shall be restricted to the party filing the arbitration and shall not be a joint or multiple arbitration reflecting more than one party and shall be commenced within fifteen (15) days of selection of the arbitrator and the discovery rules contained in the Florida Rules of Civil Procedure shall apply to all such proceedings. The arbitrator shall order all remedies permitted by law, award attorney's fees and costs to the prevailing party, and require that the entire proceeding, including the existence of the proceeding, be held confidential by the parties, and shall not be disclosed by any party. Any and all orders issued by the arbitrator shall be enforced by a state court of competent jurisdiction located in Orlando, Orange County, Florida.

13.          Disclosure Statement. The Company hereby acknowledges prior receipt of a copy of the Disclosure Statement of the Advisor as same is set forth on Part 2 of Form ADV. Company further acknowledges that he has had a reasonable opportunity (i.e. at least 48 hours) to review said Disclosure Statement, and to discuss the contents of same with professionals of his choosing, prior to the execution of this Agreement. If the Company has not received a copy of the Advisor’s Disclosure Statement at least 48 hours prior to execution of this Agreement, the Company shall have 5 business days from the date of execution of this Agreement to terminate Advisor’s services without penalty.

14.          Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

3 of 4

15.          Company Conflicts. If this Agreement is between the Advisor and related Companies (i.e. husband and wife, life partners, etc.), Advisor’s services shall be based upon the joint goals communicated to the Advisor. Advisor shall be permitted to rely upon instructions from either party with respect to disposition of the Assets, unless and until such reliance is revoked in writing to the Advisor. The Advisor shall not be responsible for any claims or damages resulting from such reliance or from any change in the status of the relationship between the Companies.

16.          Privacy Notice. The Company acknowledges prior receipt of the Advisor’s Privacy Notice.

17.          Authority. The Company acknowledges that he/she/they/it has (have) all requisite legal authority to execute this Agreement, and that there are no encumbrances on the Assets. The Company correspondingly agrees to immediately notify the Advisor, in writing, in the event that either of these representations should change.

IN WITNESS WHEREOF, the Company and Advisor have each executed this Agreement on the day, month and year first above written.

“COMPANY”	“ADVISOR”

TUSCAN GARDENS SENIOR LIVING	TUSCAN GARDENS ADVISORS, LLC
COMMUNITIES, INC.

By:	By:
Laurence Pino, President	Laurence Pino, President Tuscan Gardens Management Corporation, Manager